Exhibit 1

P R E S S  R E L E A S E

Company Contacts		IR Agency Contact
Nachum Falek, VP Finance & CFO AudioCodes Tel: +972-3-976-4000 nachum@audiocodes.com	Shirley Nakar, Director, Investor Relations AudioCodes Tel: +972-3-976-4000 shirley@audiocodes.com	Erik Knettel, Grayling Global Tel: +1-646-284-9415 eknettel@hfgcg.com

AudioCodes Reports Second Quarter 2008 Results

Quarterly Revenues Rise 18.7% Year-Over-Year to Record $45.7 million

Lod, Israel – July 29, 2008 – AudioCodes (NasdaqGS: AUDC), a leading provider of Voice over Packet (VoP) technologies and Voice Network products, today announced financial results for the second quarter  ended June 30, 2008.

Revenues for the second quarter ended June 30, 2008 were a record $45.7 million compared to $43.7 million for the quarter ended March 31, 2008 and $38.4 million for the quarter ended June 30, 2007.  Second quarter revenues grew 4.4% compared to the quarter ended March 31, 2008 and increased 18.7% compared to the second quarter of 2007. Net income in accordance with U.S. generally accepted accounting principles (GAAP) was $1.6 million, or $0.04 per diluted share, for the second quarter of 2008 compared to $457,000 or $0.01 per diluted share, for the first quarter of 2008 and a net loss of $1.4 million, or ($0.03) per diluted share, for the corresponding period last year.

Non-GAAP net income was $3.6 million, or $0.09 per diluted share, in the second quarter of 2008 compared to $3.1 million, or $0.07 per diluted share, in the first quarter of 2008 and $1.4 million, or $0.03 per diluted share, in the second quarter of 2007.  Non-GAAP net income excludes (i) stock-based compensation expenses and (ii) amortization expenses related to the Nuera, Netrake and CTI Squared acquisitions. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the tables that accompany the condensed consolidated financial statements contained in this release.

Net cash provided by operating activities was $4.0 million in the second quarter of 2008 compared to $2.7 million in the second quarter of 2007.

Q2 2008 Financial Results	Page 1 of 9

 “We are very pleased to report yet another quarter of record revenues and growing profits, our fifth consecutive quarter of sequential growth,” stated Shabtai Adlersberg, Chairman of the Board, President and CEO of AudioCodes. “In the second quarter of 2008 we enjoyed continued momentum in our networking business which grew 10% sequentially and over 25% year-over-year.”

“This quarter we made an important step to diversify and grow our market reach and product offerings by introducing the Mediant™ 1000 Multi-Service Business Gateway (MSBG), our first converged voice and data services customer premises equipment (CPE) product. The Mediant 1000 MSBG integrates a VoIP media gateway with an enterprise level session border controller and data services such as switching, routing and security. The MSBG product provides us with access to a new market segment which is estimated by In-Stat, a market research firm, to be approximately $500 million in 2008 and predicted to grow 30% annually to above $1 billion by 2011,” continued Mr. Adlersberg.

 “With progress made this quarter in new product initiatives and improved budget and expense control, we believe we have set a strong foundation for further success in coming years,” concluded Mr. Adlersberg.

AudioCodes repurchased approximately 1.8 million of its ordinary shares during the second quarter of 2008 at a cost of $7.2 million.  In the first half of 2008, AudioCodes has repurchased a total of 2.8 million ordinary shares at a total cost of $11.4 million under the current stock repurchase program which authorized the Company to purchase up to 4,000,000 AudioCodes ordinary shares, or the equivalent of approximately 10% of the Company’s outstanding share capital.

Cash and cash equivalents, short-term and long-term marketable securities, short-term and long-term bank deposits and structured notes were $147.3 million as of June 30, 2008 compared to $137.6 million as of March 31, 2008, and $130.5 million as of June 30, 2007. During the second quarter, AudioCodes borrowed $15.0 million from a bank.

Conference Call & Web cast Information

AudioCodes will conduct a conference call at 9:00 A.M., Eastern Daylight Time on Wednesday, July 30, 2008 to discuss the second quarter financial results. The conference call will be simultaneously Web cast. Investors are invited to listen to the call live via Web cast at the AudioCodes corporate website at www.audiocodes.com.

Q2 2008 Financial Results	Page 2 of 9

About AudioCodes
AudioCodes Ltd. (NasdaqGS: AUDC) provides innovative, reliable and cost-effective Voice over IP (VoIP) technology, Voice Network Products, and Value Added Applications to Service Providers, Enterprises, OEMs, Network Equipment Providers and System Integrators worldwide. AudioCodes provides a diverse range of flexible, comprehensive media gateway, and media processing enabling technologies based on VoIPerfect™ -- AudioCodes' underlying, best-of-breed, core media architecture. The company is a market leader in VoIP equipment, focused on VoIP Media Gateway, Media Server, Session Border Controllers (SBC), Security Gateways and Value Added Application network products. AudioCodes has deployed tens of millions of media gateway and media server channels globally over the past ten years and is a key player in the emerging best-of-breed, IMS based, VoIP market. The Company is a VoIP technology leader focused on quality and interoperability, with a proven track record in product and network interoperability with industry leaders in the Service Provider and Enterprise space. AudioCodes Voice Network Products feature media gateway and media server platforms for packet-based applications in the converged, wireline, wireless, broadband access, cable, enhanced voice services, video, and Enterprise IP Telephony markets. AudioCodes' headquarters and R&D are located in Israel with an additional R&D facility in the U.S. Other AudioCodes' offices are located in Europe, India, the Far East, and Latin America. For more information on AudioCodes, visit http://www.audiocodes.com.

Statements concerning AudioCodes' business outlook or future economic performance; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are ``forward-looking statements'' as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: the effect of global economic conditions in general and conditions in AudioCodes' industry and target markets in particular; shifts in supply and demand; market acceptance of new products and continuing products' demand; the impact of competitive products and pricing on AudioCodes' and its customers' products and markets; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; possible disruptions from acquisitions and other factors detailed in AudioCodes' filings with the Securities and Exchange Commission. AudioCodes assumes no obligation to update the information in this release.

(c) 2008 AudioCodes Ltd. All rights reserved, AudioCodes, AC, Ardito, AudioCoded, NetCoder, TrunkPack, VoicePacketizer, MediaPack, Stretto, Mediant, VoIPerfect and IPmedia, OSN, Open Solutions Network, What's Inside Matters, Your Gateway To VoIP, 3GX and Nuera, Netrake, InTouch, CTI(2) and CTI Squared are trademarks or registered trademarks of AudioCodes Limited. All other products or trademarks are property of their respective owners.

Summary financial data follows

Q2 2008 Financial Results	Page 3 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$40,016	$75,063
Short-term bank deposits	76,075	18,065
Short-term marketable securities and accrued interest	4,073	17,244
Trade receivables, net	29,708	25,604
Other receivables and prepaid expenses	5,853	6,592
Inventories	19,995	18,736

Total current assets	175,720	161,304

LONG-TERM INVESTMENTS:
Long-term bank deposits	27,109	32,670
Investments in companies	2,026	1,343
Deferred tax assets	2,058	2,058
Severance pay funds	11,871	9,799

Total long-term investments	43,064	45,870

PROPERTY AND EQUIPMENT, NET	7,361	7,094

INTANGIBLE ASSETS, DEFERRED CHARGES AND OTHER, NET	17,043	19,007

GOODWILL	111,212	111,212

Total assets	$354,400	$344,487

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current maturities of long-term bank loans	$3,000	$-
Trade payables	12,129	8,849
Other payables and accrued expenses	24,405	28,780

Total current liabilities	39,534	37,629

ACCRUED SEVERANCE PAY	13,121	11,168

LONG-TERM BANK LOANS	12,000	-

SENIOR CONVERTIBLE NOTES	121,291	121,198

Total shareholders' equity	168,454	174,492

Total liabilities and shareholders' equity	$354,400	$344,487

Q2 2008 Financial Results	Page 4 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data

	Six months ended		Three months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Revenues	$89,390	$74,987	$45,651	$38,444

Cost of revenues	39,120	32,881	19,996	16,906

Gross profit	50,270	42,106	25,655	21,538

Operating expenses:
Research and development, net	19,980	20,381	9,744	10,345
Selling and marketing	23,343	21,750	11,783	10,910
General and administrative	4,821	4,726	2,321	2,171

Total operating expenses	48,144	46,857	23,848	23,426

Operating income (loss)	2,126	(4,751)	1,807	(1,888)
Financial income, net	895	1,270	337	766

Income (loss) before taxes on income	3,021	(3,481)	2,144	(1,122)
Income taxes	284	842	144	80
Equity in losses of affiliated companies	633	533	353	204

Net income (loss)	$2,104	$(4,856)	$1,647	$(1,406)

Basic net earnings (loss) per share	$0.05	$(0.11)	$0.04	$(0.03)

Diluted net earnings (loss) per share	$0.05	$(0.11)	$0.04	$(0.03)

Weighted average number of shares used in computing basic net earnings per share (in thousands)	42,210	42,416	41,410	42,519

Weighted average number of shares used in computing diluted net earnings per share (in thousands)	42,694	42,416	41,873	42,519

Q2 2008 Financial Results	Page 5 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
NON-GAAP PROFORMA STATEMENTS OF OPERATIONS

In thousands, except share and per share data

	Six months ended		Three months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Revenues	$89,390	$74,987	$45,651	$38,444

Cost of revenues *) **)	37,823	31,171	19,374	16,025

Gross profit	51,567	43,816	26,277	22,419

Operating expenses:
Research and development, net *)	18,883	18,795	9,364	9,594
Selling and marketing *) **)	21,531	19,363	10,959	9,764
General and administrative *)	4,423	4,370	2,166	2,160

Total operating expenses	44,837	42,528	22,489	21,518

Operating income	6,730	1,288	3,788	901
Financial income, net	895	1,270	337	766

Income before taxes on income	7,625	2,558	4,125	1,667
Income taxes, net **)	284	136	144	80
Equity in losses of affiliated companies	633	533	353	204

Non-GAAP net income	$6,708	$1,889	$3,628	$1,383

Non-GAAP diluted net earnings per share	$0.16	$0.04	$0.09	$0.03

Weighted average number of shares used in computing non-GAAP diluted net earnings per share (in thousands)	42,694	43,664	41,887	43,481

*) Excluding stock-based compensation expenses related to options granted to employees and others as a result of the adoption of SFAR 123R as of January 1, 2006

**) Excluding amortization of intangible assets related to the acquisitions of Nuera and Netrake during the third quarter of 2006 and to the acquisition of CTI Squared during the second quarter of 2007.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information as well.

Q2 2008 Financial Results	Page 6 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
RECONCILIATION BETWEEN GAAP NET INCOME AND NON-GAAP NET INCOME

In thousands, except per share data

	Six months ended		Three months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
GAAP Net income (loss)	$2,104	$(4,856)	$1,647	$(1,406)
GAAP Diluted earnings (loss) per share	$0.05	$(0.11)	$0.04	$(0.03)

Cost of revenues:
Stock-based compensation (*)	228	331	88	161
Amortization expenses(**)	1,069	1,379	534	720
	1,297	1,710	622	881
Research and development, net:
Stock-based compensation (*)	1,097	1,586	380	751

Selling and marketing:
Stock-based compensation (*)	1,290	1,865	563	885
Amortization expenses(**)	522	522	261	261
	1,812	2,387	824	1,146
General and administrative:
Stock-based compensation (*)	398	356	155	11

Income tax effect(**)	-	706	-	-

Non- GAAP Net income	$6,708	$1,889	$3,628	$1,383
Non-GAAP Diluted earnings per share	$0.16	$0.04	$0.09	$0.03

*) Stock-based compensation expenses related to options granted to employees and others as a result of the adoption of SFAR 123R as of January 1, 2006.

**) Amortization of intangible assets related to the acquisitions of Nuera and Netrake during the third quarter of 2006 and to the acquisition of CTI Squared during the second quarter of 2007.

Note: Non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. The Company believes that non-GAAP information is useful because it can enhance the understanding of its ongoing economic performance and therefore uses internally this non-GAAP information to evaluate and manage its operations. The Company has chosen to provide this information to investors to enable them to perform comparisons of operating results in a manner similar to how the Company analyzes its operating results and because many comparable companies report this type of information.

Q2 2008 Financial Results	Page 7 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,104	$(4,856)	$1,647	$(1,406)
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,855	4,049	1,939	1,975
Net loss from sale of marketable securities	-	-	-	-
Amortization of marketable securities premiums and accretion of discounts, net	(16)	53	(7)	17
Equity in losses of affiliated companies	633	533	353	204
Increase (decrease) in accrued severance pay, net	(119)	227	(268)	(21)
Stock-based compensation expenses	3,013	4,138	1,186	1,808
Amortization of senior convertible notes discount and deferred charges	102	100	51	50
Decrease (increase) in accrued interest on marketable securities, bank deposits and structured notes	(99)	(319)	163	(206)
Increase in deferred tax assets	-	(347)	-	(210)
Decrease (increase) in trade receivables, net	(4,104)	5,126	(5,495)	1,980
Decrease (increase) in other receivables and prepaid expenses	(206)	(633)	442	272
Decrease (increase) in inventories	(1,259)	(3,729)	915	(1,791)
Increase (decrease) in trade payables	3,280	432	2,596	(1,011)
Increase (decrease) in other payables and accrued expenses	625	(4,811)	449	1,048
Increase in deferred tax liabilities	-	706	-	-
Other	-	4	-	3

Net cash provided by operating activities	7,809	673	3,971	2,712

Cash flows from investing activities:
Proceeds from sale and maturity of marketable securities	13,000	16,600	2,000	7,800
Proceeds from sale of bank deposits	18,094	25,000	10,029	-
Investments in companies	(1,316)	(538)	(731)	(338)
Payment for acquisition of CTI Squared*)	(5,000)	(4,897)	-	(4,397)
Purchase of property and equipment	(2,167)	(1,352)	(1,251)	(474)
Investment in short-term deposit	(70,104)	-	(70,075)	-
Investment in long-term deposit	(255)	(11,000)	(255)	(11,000)

Net cash provided by (used in) investing activities	(47,748)	23,813	(60,283)	(8,409)

Q2 2008 Financial Results	Page 8 of 9

AUDIOCODES LTD. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Cont.)

U.S. dollars in thousands

	Six months ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Cash flows from financing activities:
Repurchase of shares	(11,408)	-	(7,186)	-
Increase in current maturities of long-term bank loans	3,000	-	3,000	-
Long-term bank loans received	12,000	-	12,000	-
Proceeds from issuance of shares upon exercise of options and employee stock purchase plan	1,300	2,730	81	255

Net cash provided by financing activities	4,892	2,730	7,895	255

Increase (decrease) in cash and cash equivalents	(35,047)	27,216	(48,417)	(5,442)
Cash and cash equivalents at the beginning of the period	75,063	25,171	88,433	57,829

Cash and cash equivalents at the end of the period	$40,016	$52,387	$40,016	$52,387

*)Excluding cash and cash equivalents

Q2 2008 Financial Results	Page 9 of 9